CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Senior Floating Rate Notes Due 2037	$1,530,000.00	$46.97

April 2007	Pricing Supplement No. 253
Registration Statement No. 333-131266
Dated April 24, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
 Opportunities in Interest Rates

Senior Floating Rate Notes due 2037
Global Medium Term Notes, Series F

We, Morgan Stanley, are offering the notes described below on a global basis. For the period from and including the original issue date for the notes to but excluding April 27, 2012, interest on the notes will be payable quarterly at a fixed rate of 8.00% per annum. For the period from and including April 27, 2012 to but excluding the maturity date interest will be payable quarterly at a variable rate equal to the greater of (i) the reference rate plus 4.00% per annum (as determined on the applicable interest determination date) and (ii) 3.00% per annum. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. We have the right to redeem the notes on any interest payment date, beginning April 27, 2012.

F I N A L T E R M S
Issuer:		Morgan Stanley
Aggregate principal amount:		$1,530,000
Stated principal amount:		$1,000
Issue price:		$1,000
Pricing date:		April 24, 2007
Original issue date:		April 27, 2007
Interest accrual date:		April 27, 2007
Maturity date:		April 27, 2037
Interest rate:		For each interest payment period from and including the original issue date to but excluding April 27, 2012, 8.00% per annum. For each interest payment period from and including April 27, 2012 to but excluding the maturity date, the greater of (i) the reference rate plus 4.00% per annum (as determined on the applicable interest determination date) and (ii) the minimum interest rate.
Reference rate:		10 Year CMT less 2 Year CMT.
10 year CMT:		The “CMT Rate” as determined by reference to Bloomberg page “H15T10Y <Index>”, which page shall replace all references in the base prospectus to Designated CMT Telerate Pages 7051 and 7052 and with a “Designated CMT Maturity Index” of 10 years.
2 year CMT:		The “CMT Rate” as determined by reference to Bloomberg page “H15T2Y <Index>”, which page shall replace all references in the base prospectus to Designated CMT Telerate Pages 7051 and 7052 and with a “Designated CMT Maturity Index” of 2 years.
Minimum interest rate:		3.00%
Interest payment period:		Quarterly
Interest payment dates:		Each January 27, April 27, July 27 and October 27, beginning July 27, 2007; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day but no adjustment will be made to the interest payment period or to any interest payment made on any succeeding business day.
Interest reset dates:		Each January 27, April 27, July 27 and October 27, beginning April 27, 2012.
Interest determination dates:		Two business days prior to each interest reset date.
Day-count convention:		30/360
Redemption:		Beginning April 27, 2012, we have the right to call all of these notes on any interest payment date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to call the notes, we will give you notice at least 5 calendar days before the call date specified in the notice.
Redemption percentage at redemption date:		100%
Redemption dates:		April 27, 2012 and each January 27, April 27, July 27 and October 27 thereafter.
Trustee:		The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:		Morgan Stanley Capital Services Inc.
Denominations:		$1,000 / $1,000
CUSIP:		617446H28
Book-entry or certificated note:		Book-entry
Business day:		New York
Agent:		Morgan Stanley & Co. Incorporated
Listing:		None
Commissions and Issue Price:		Price to Public	Agent’s Commissions	Proceeds to Company
	Per Security:	100%	3.00%	97.00%
	Total:	$1,530,000	$45,900	$1,484,100

The notes involve risks not associated with an investment in ordinary floating rate notes. See “Risk Factors” beginning on page 2.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement dated January 25, 2006

Prospectus dated January 25, 2006

Senior Floating Rate Notes due 2037

Investment Overview

For the period from and including the original issue date for the notes to but excluding April 27, 2012, interest on the notes will be payable quarterly at a fixed rate of 8.00% per annum. For the period from and including April 27, 2012 to but excluding the maturity date interest will be payable quarterly at a variable rate equal to the greater of (i) the reference rate plus 4.00% per annum (as determined on the applicable interest determination date) and (ii) 3.00% per annum.

The reference rate represents the difference between 10 year CMT and 2 year CMT. Over the final 25 years of the 30 year term of the notes the interest rate on the notes will be determined based on the relationship between long term interest rates and short term interest rates, as referenced by 10 year CMT and 2 year CMT respectively. The relationship between 10 year CMT and 2 year CMT has varied over time as shown in the graph included in “Historical Information” below. We cannot give you any assurance that the relationship between 10 year CMT and 2 year CMT will remain the same into the future.

Beginning April 27, 2012 and on each January 27, April 27, July 27 and October 27 thereafter, we will have the right to redeem all of these notes and pay to you 100% of the par value of the notes plus any accrued and unpaid interest to but excluding the redemption date. If we decide to redeem the notes, we will give you notice at least five business days before the redemption date specified in the notice.

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

■	2 year CMT may be greater than 10 year CMT on any interest determination date. If 2 year CMT is greater than 10 year CMT on any interest determination date, the interest rate on the notes will be less than 4% per annum for the applicable quarterly interest payment period, subject to a minimum interest rate of 3% per annum. It is possible that the interest payment for any such quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security. To the extent that 2 year CMT remains greater than 10 year CMT or that the interest rate on the notes is otherwise less than interest rates in the market at any point, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your notes prior to the maturity of the notes in 2037. The interest payments on the notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

■	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Morgan Stanley & Co. Incorporated (“MS & Co.”) currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

April 2007	Page 2

Senior Floating Rate Notes due 2037

Historical Information

The following graph sets forth 10 year CMT, 2 year CMT, the reference rate and the hypothetical interest rate for the notes based on such reference rate, each for the period from January 31, 1987 to April 24, 2007. The historical performance of 10 year CMT, 2 year CMT and the reference rate should not be taken as an indication of their future performance over the final 25 years of the 30 year term of the notes. We cannot give you any assurance that the interest rate for any interest payment period commencing on or after April 27, 2012 will be above the minimum interest rate of 3% per annum. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

April 2007	Page 3

Senior Floating Rate Notes due 2037

Tax Considerations

The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation —Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, regardless of the amount of interest paid on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. We have determined that the “comparable yield” is a rate of 5.5820% per annum compounded quarterly. You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

DATE	PROJECTED PAYMENT	DATE	PROJECTED PAYMENT
July 27, 2007	20.2222	July 27, 2022	11.5673
October 27, 2007	20.4444	October 27, 2022	11.6568
January 27, 2008	20.4444	January 27, 2023	11.6175
April 27, 2008	20.2222	April 27, 2023	11.3298
July 27, 2008	20.2222	July 27, 2023	11.4208
October 27, 2008	20.4444	October 27, 2023	11.5134
January 27, 2009	20.4444	January 27, 2024	11.4812
April 27, 2009	20.0000	April 27, 2024	11.3277
July 27, 2009	20.2222	July 27, 2024	11.3178
October 27, 2009	20.4444	October 27, 2024	11.4201
January 27, 2010	20.4444	January 27, 2025	11.4025
April 27, 2010	20.0000	April 27, 2025	11.1408
July 27, 2010	20.2222	July 27, 2025	11.2547
October 27, 2010	20.4444	October 27, 2025	11.3749
January 27, 2011	20.4444	January 27, 2026	11.3733
April 27, 2011	20.0000	April 27, 2026	11.1277
July 27, 2011	20.2222	July 27, 2026	11.2401
October 27, 2011	20.4444	October 27, 2026	11.3737
January 27, 2012	20.4444	January 27, 2027	11.3840
April 27, 2012	20.2222	April 27, 2027	11.1460
July 27, 2012	12.1029	July 27, 2027	11.2798
October 27, 2012	12.2144	October 27, 2027	11.4142
January 27, 2013	12.1988	January 27, 2028	11.4213
April 27, 2013	11.9236	April 27, 2028	11.3054
July 27, 2013	12.0460	July 27, 2028	11.3277
October 27, 2013	12.1702	October 27, 2028	11.4579
January 27, 2014	12.1624	January 27, 2029	11.4612
April 27, 2014	11.8859	April 27, 2029	11.2153
July 27, 2014	11.9843	July 27, 2029	11.3429
October 27, 2014	12.0911	October 27, 2029	11.4686
January 27, 2015	12.0571	January 27, 2030	11.4709
April 27, 2015	11.7530	April 27, 2030	11.2222
July 27, 2015	11.8298	July 27, 2030	11.3289
October 27, 2015	11.8969	October 27, 2030	11.4544

April 2007	Page 4

Senior Floating Rate Notes due 2037

DATE	PROJECTED PAYMENT	DATE	PROJECTED PAYMENT
January 27, 2016	11.8231	January 27, 2031	11.4553
April 27, 2016	11.6169	April 27, 2031	11.2050
July 27, 2016	11.5568	July 27, 2031	11.3275
October 27, 2016	11.6100	October 27, 2031	11.4508
January 27, 2017	11.5445	January 27, 2032	11.4493
April 27, 2017	11.2421	April 27, 2032	11.3215
July 27, 2017	11.3360	July 27, 2032	11.3392
October 27, 2017	11.4511	October 27, 2032	11.4599
January 27, 2018	11.4641	January 27, 2033	11.4586
April 27, 2018	11.2436	April 27, 2033	11.2077
July 27, 2018	11.3949	July 27, 2033	11.3306
October 27, 2018	11.5751	October 27, 2033	11.4553
January 27, 2019	11.6344	January 27, 2034	11.4547
April 27, 2019	11.4430	April 27, 2034	11.2033
July 27, 2019	11.6243	July 27, 2034	11.3086
October 27, 2019	11.8018	October 27, 2034	11.4326
January 27, 2020	11.8420	January 27, 2035	11.4329
April 27, 2020	11.7419	April 27, 2035	11.1869
July 27, 2020	11.7763	July 27, 2035	11.3124
October 27, 2020	11.9100	October 27, 2035	11.4403
January 27, 2021	11.9023	January 27, 2036	11.4436
April 27, 2021	11.6270	April 27, 2036	11.3250
July 27, 2021	11.7327	July 27, 2036	11.3499
October 27, 2021	11.8300	October 27, 2036	11.4838
January 27, 2022	11.7923	January 27, 2037	11.4929
April 27, 2022	11.4971	April 27, 2037	1,011.2421

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the Notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

April 2007	Page 5